Exhibit 21.1

LAKELAND BANCORP, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Lakeland Bank	New Jersey chartered bank
Lakeland NJ Investment Corp.	New Jersey
(wholly owned subsidiary of Lakeland Bank)
Lakeland Investment Corp.	Delaware
(wholly owned subsidiary of Lakeland NJ Investment Corp.)
Lakeland Equity, Inc.	Delaware
(wholly owned subsidiary of Lakeland Investment Corp.)
Lakeland Preferred Equity, Inc.	New Jersey
(wholly owned subsidiary of Lakeland Equity, Inc.)
NBSC Properties, Inc.	New Jersey
(wholly owned subsidiary of Lakeland Bank)
NBSC Holdings, Inc.	New Jersey
(wholly owned subsidiary of Lakeland Bank)
NBSC Investment Advisory Services, Inc.	New Jersey
(wholly owned subsidiary of Lakeland Bank)
Lakeland Bancorp Capital Trust I	Delaware
Lakeland Bancorp Capital Trust II	Delaware
Lakeland Bancorp Capital Trust III	Delaware
Lakeland Bancorp Capital Trust IV	Delaware